EXHIBIT (8)(k)(l)
Amendment No. 2 to Participation Agreement (Lord Abbett)

[Retail -PA]
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT BETWEEN
ML LIFE INSURANCE COMPANY OF NEW YORK,
LORD ABBETT FAMILY OF FUNDS AND
LORD ABBETT DISTRIBUTOR LLC
          THIS AMENDMENT, dated as of October 8, 2009 by and among ML Life Insurance Company of New York (the “Company”), Lord Abbett Family of Funds (the “Fund”) and Lord Abbett Distributor LLC (the “Underwriter”).
          WHEREAS, the Company, the Fund and the Underwriter entered into a Participation Agreement dated as of October 11, 2002, as amended March 3, 2005 (the “Agreement”); and
          WHEREAS, the Company, the Fund and the Underwriter now desire to amend the aforesaid Agreement.
          NOW, THEREFORE, in consideration of the above premises, the Company, the Fund and the Underwriter hereby agree to amend the Agreement as follows:
1.	Amendment.
(a)	Under ARTICLE I, Section 1.5 all references to “Merrill Lynch, Pierce, Fenner and Smith, Inc.” (“MLPF&S”) are hereby deleted and replaced by “the Company.”

(b)	A new Section 1.9 is hereby added as follows:
If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

The Company and the Underwriter each represent that, at all times during the term of this Agreement, it or one of its affiliates will be a member of the NSCC, will be eligible to participate in the NSCC’s Fund/SERV (“Fund/SERV) system, has entered into the Standard Networking Agreement with the NSCC, and desires to participate in the programs offered by the Fund/SERV system which provide: (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

The Company and the Underwriter agree to perform any and all NSCC-related duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Company and the Underwriter shall conduct each of its relevant NSCC activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV and/or Networking; and (b) any provision relating to Fund/SERV and/or Networking in any agreement between them that would affect its duties and obligations pursuant to this Agreement.

For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(c)	Section 1.3(a) of the Agreement is replaced in its entirety by the following new Section 1.3(a):

The Company shall use its best efforts to execute all Instructions through Fund/SERV by 5:30 P.M., Eastern time on the Business Day that is indicated as the trade date for such Instructions (“T”), or, if the Company is using the Defined Contribution Clearing Service of the NSCC (“DCCS”) and uses the settlement override indicator, 6:00 A.M. on the Business Day after T (‘T+l”). If the Company fails to execute Instructions through Fund/SERV by 12:00 A.M., Eastern time, on T+l, or, if the Company is using DCCS and uses the settlement override indicator, by 6:00 A.M. on T+l, it shall notify the Fund Family, or its designee, by 8:00 A.M., Eastern time on T+l of such failure. The Company certifies that all Instructions transmitted to the Fund Family, or its designee, shall be based on orders received by the Company from Clients by the close of trading (currently 4:00 P.M., New York time) on the New York Stock Exchange (the “Close of Trading”) on T. The Company will be deemed to be the agent of the Underwriter, or its designee, for the sole purpose of receiving orders from its clients prior to the Close of Trading on T (and for no other purpose) and, provided that the Company complies with the terms and conditions of this Agreement, such orders will be deemed received by the Underwriter on T.

(d)	The following new Section 1.3(e) is added to the Agreement:

Any information provided by the Underwriter, or its designee, to the Company electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by Rule 10b-10 under the Securities Exchange Act of 1934. The Underwriter, or its designee, has the informed consent of the Company to suppress the delivery of this information using paper-media. The Company will promptly verify the accuracy of confirmations of transactions and records received by the Underwriter through Fund/SERV.

(d)	Under ARTICLE X the information under “If to the Company” is hereby replaced by the following:

Dennis P. Gallagher ML Life Insurance Company of New York 570 Carillon Parkway St. Petersburg, FL 33716

2. Effectiveness. The Amendment of the Agreement shall be effective as of the date hereof.

3. Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.
     IN WITNESS WHEREOF, the Company, the Fund and the Underwriter have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

ML LIFE INSURANCE		LORD ABBETT FAMILY OF FUNDS
COMPANY OF NEW YORK

By:	/s/ Steven R. Shepard	By:	/s/ Lawrence H. Kaplan

	Name: Steven R. Shepard		Lawrence H. Kaplan
	Title: Vice President		Vice President and Secretary

LORD ABBETT DISTRIBUTOR LLC

By:	Lord, Abbett & Co. LLC, its Managing Member

By:	Lawrence H. Kaplan

Lawrence H. Kaplan
Member

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